Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Sonoco Products Company Registration Statement on Form S-8

We are aware that our report dated November 11, 1998 on our review of interim financial information of Sonoco Products Company for the period ended September 27, 1998 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


                                             s/PricewaterhouseCoopers LLP
                                               PricewaterhouseCoopers LLP

Charlotte, North Carolina
December 30, 1998